UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2008

I.R.S.
Employer
Commission	Exact name of registrant as specified in its charter	State of	Identification
File Number	and principal office address and telephone number	Incorporation	No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On October 15, 2008, a Proposed Order of Hearing Examiner (POHE) was issued in Maryland related to a depreciation study that was filed on April 13, 2007 by Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc. The POHE, if it becomes effective, will reduce Washington Gas’s annual depreciation expense related to the Maryland jurisdiction by approximately $11.2 million when new depreciation rates are implemented, with a corresponding decrease in annual revenues on a prospective basis to be reflected in future billing rates. The POHE requires Washington Gas to propose an implementation effective date which would synchronize the revenue billing with the implementation date for lower depreciation expense.
The possible reduction in depreciation expense is largely attributable to:
(i)	a change in methodology for calculating estimates for asset removal costs to a discounted present value approach;

(ii)	the inclusion of certain insurance and relocation reimbursements as projected future salvage values in the formulation of depreciation rates and

(iii)	extending the depreciable lives from previous studies for certain fixed assets.
This reduction in depreciation expense should not impact annual operating income or the recovery of our capital investment. However, it will have the effect of reducing the recovery of cost of removal, an amount which is estimated and not fully known until the end of the useful lives of the assets. This reduction is indicative of projected lower costs of removal in the future.
The POHE will become a final order of the Maryland Public Service Commission (PSC of MD) on November 15, 2008, unless any party in the proceeding files an appeal with the PSC of MD before that date. Washington Gas is evaluating its potential response, if any, to the POHE.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)
Date: October 22, 2008	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller (Principal Accounting Officer)

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